EXHIBIT 99.2
For Immediate Release
Diodes Incorporated Closes Acquisition of Zetex plc
DALLAS, TEXAS — June 9, 2008 — Diodes Incorporated (NASDAQ:DIOD), a leading global manufacturer and supplier of application specific standard products within the broad discrete and analog semiconductor markets, today announced that it has completed its acquisition of Zetex plc (LSE: ZTX) in an all cash deal.
This acquisition offers the following potential revenue, operating and cost synergies:
•	Combined 2007 revenue of $528 million;

•	Expected to be accretive to GAAP earnings per share within 12 months;

•	Strengthens Diodes’ product portfolio by expanding into the industrial and automotive markets;

•	Creates significant cross-selling opportunities within the customer base and increases the geographic footprint;

•	Complementary wafer processing and packaging technologies, resulting in expanded capabilities and capacity
Dr. Keh-Shew Lu, Diodes’ President and CEO, commented, “We are pleased to close this acquisition, which we believe will further enhance Diodes’ global leadership in discrete and analog semiconductor solutions. We look forward to achieving continued growth and capitalizing on the new business opportunities and geographic expansion resulting from this acquisition.”
The transaction will close under the previously released terms by which each Zetex shareholder will receive 85.45 pence in cash per Zetex ordinary share, valuing the fully diluted share capital of Zetex at approximately $176 million USD (based on a US$:GBP$ exchange rate of 1.9778). For a more complete description of the terms of this acquisition, see Diodes’ Form 8-K filed with the Securities and Exchange Commission on April 4, 2008.
About Diodes Incorporated
Diodes Incorporated, a S&P SmallCap 600 Index company, is a leading global manufacturer and supplier of application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, power management devices including DC-DC switching and linear voltage regulators, amplifiers and comparators, and Hall-effect sensors. Diodes has its corporate offices in Dallas, Texas, with a sales, marketing, engineering and logistics office in Southern California; design centers in Dallas, San Jose, Hsinchu Science Park and Taipei; a wafer fabrication facility in Missouri; two manufacturing facilities in Shanghai; engineering, sales, warehouse and logistics offices in Taipei and Hong Kong, and sales and support offices throughout the world. Diodes’ product focus is on high-growth end-user equipment markets such as TV/Satellite set-top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications.

For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Forward-Looking Statements
Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: this acquisition is expected to be accretive to GAAP earnings per share within twelve months; this acquisition will broaden the Company’s product portfolio, creating significant cross-selling opportunities within customer base; this acquisition will produce complementary wafer processing and packaging technologies, resulting in expanded capabilities and capacity; this acquisition will increase the Company’s geographic footprint and market segment diversification; this acquisition will further enhance the Company’s global leadership in discrete and analog semiconductor solutions; the result of this acquisition will be continued growth and allow Diodes to capitalize on the new business opportunities and geographic expansion. Potential risks and uncertainties include, but are not limited to, such factors as the Company’s inability to successfully integrate Zetex within our operations due to factors associated with unexpected losses of key employees or customers of Zetex, bringing Zetex’s standards, processes, procedures and controls into conformance within our operation, coordinating our new product and process development, hiring additional management and other critical personnel, increasing the scope, geographic diversity and complexity of our operations, difficulties in consolidating facilities and transferring processes and know-how, difficulties in reducing costs of Zetex’s business and diversion of our management’s attention from the management of our business. In addition our success depends on our ability to implement our business strategy, to manage fluctuations in product demand and supply, to continue the introduction of new products, to maintain customer and vendor relationships, to continue to make technological advancements and introduce competitive products at competitive prices, to grow in targeted markets, to successfully make additional acquisitions, to manage the risks of domestic and foreign operations, to maintain the availability of tax credits, and to manage other risks detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Contact:
Carl Wertz Chief Financial Officer Diodes, Inc. (805) 446-4800 carl_wertz@diodes.com	Leanne Sievers EVP, IR Shelton Group (949) 224-3874 lsievers@sheltongroup.com